Exhibit 99.1

Emclaire Financial Corp. Announces Third Quarter and Year to Date 2004 Earnings

     EMLENTON, Pa.--(BUSINESS WIRE)--Oct. 22, 2004--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $685,000 or $0.54 per share for the three months ended September 30, 2004. Net income for the quarterly period increased $36,000 or 5.6%, as compared to net income of $649,000 or $0.51 per share for the quarter ended September 30, 2003. The Corporation's annualized return on average assets and equity were 1.01% and 11.83%, respectively, for the three months ended September 30, 2004, versus 1.00% and 11.65%, respectively, for the same period in the prior year.
     Net income for the nine-month period ended September 30, 2004 was $1.77 million or $1.40 per share versus $1.8 million or $1.38 per share for the same period in the prior year. This decrease of $45,000 or 2.5% in earnings resulted in an annualized return on average assets and equity of 0.89% and 10.33%, respectively, for the current year to date period.
     The increase in the Corporation's operating results for the quarterly period can be attributed to increases in customer service fees, commissions earned from our investment advisory services (see comment below), gains on the sale of securities and loans held for sale and other noninterest income. Partially offsetting this increase was a decrease in net interest income and increased compensation and benefits and premises and equipment expenses. During the third quarter of 2004, Management elected to sell our student loan portfolio as a result of the low yield as well as increasing servicing costs which resulted in a gain on the sale.
     The decrease in the Corporation's operating results for the year to date periods can be attributed to increased noninterest expenses and a decrease in net interest income partially offset by increased noninterest income. Contributing to the decrease in earnings for the year to date periods were increases in compensation and benefits, premises and equipment expense and other noninterest expense. During the first nine months of 2004 versus the same period in 2003, the Corporation realized increased depreciation expenses as a result of the completion of the renovation of the main office headquarters and the installation of a new mainframe and imaging system. Other noninterest expenses that contributed to the variance were increases in telephone, Pennsylvania use taxes and correspondent fees. Offsetting these increased expenses were increases in customer service fees, commissions from our investment advisory services and gains on the sale of securities and loans held for sale.
     During the nine-month period ended September 30, 2004, total assets increased $7.7 million or 2.9% to $270.2 million from $262.5 million. Investment securities and cash equivalents increased $10.1 million and $4.0 million, respectively, between year-end 2003 and September 30, 2004, while customer deposits increased $13.0 million or 6.0% during the period to $230.1 million at September 30, 2004. Loans receivable and borrowed funds decreased $6.7 million and $5.7 million, respectively, to $183.7 million and $15.0 million, respectively, at September 30, 2004. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at September 30, 2004 of $23.4 million or approximately 8.7% of total assets.
     Average interest earning assets increased $13.9 million or 6.0% to $246.3 million for the nine months ended September 30, 2004, compared to $232.4 million for the same period in the prior year. Contributing to the increase in average earning assets were increases in average loans receivable, securities and cash equivalents during the first nine months of 2004 versus the same period last year. This increase can be attributed to the loan growth experienced in the fourth quarter 2003 as a result of steady market demand, particularly with consumer home equity and commercial loan products. Security portfolio growth has been experienced as management seeks to deploy funds, generated by deposit growth that outpaces loan demand, into safe, sound marketable securities where optimal yields can be realized in the current interest rate environment. During the first nine months of 2004, the yield on interest earning assets decreased 47 basis points to 5.82% for 2004 versus 6.29% for the same period in 2003.
     Increased customer deposits funded loan and security portfolio growth as average deposits increased $13.4 million or 6.3% to $224.6 million for the nine months ended September 30, 2004 versus $211.2 million for the same period in the prior year. The Corporation's cost of funds decreased 7 basis points to 2.11% for the first nine months of 2004 versus 2.18% for the same period in 2003.
     Dave Cox is pleased to announce the addition of Farmers National Financial Services, an investment advisory service that is currently offered to our customers. We have partnered with Blue Vase Securities LLC, which is a nation-wide, full-service, independent broker/dealer. Our financial services representative is available to help individuals with investments, wealth management, retirement planning and other advisory services. The commissions of $11,000 for the quarter added to the increase in noninterest income.
     Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".
     This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                     EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                              Financial Highlights
          (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                              Three month period   Nine month period
                             ended September 30,  ended September 30,
                                 2004       2003     2004        2003
                             --------- ---------- -------- -----------

 Interest income               $3,521     $3,534  $10,402     $10,618
 Interest expense               1,287      1,227    3,797       3,651
                             --------- ---------- -------- -----------
   Net interest income          2,234      2,307    6,605       6,967
 Provision for loan losses         95         75      170         225
 Noninterest income               576        467    1,577       1,318
 Noninterest expense            1,949      1,841    5,907       5,658
                             --------- ---------- -------- -----------
   Net income before
    provision for
    income taxes                  766        858    2,105       2,402
 Provision for income taxes        81        209      333         585
                             --------- ---------- -------- -----------
 Net income                      $685       $649   $1,772      $1,817
                             ========= ========== ======== ===========

 Net income per share           $0.54      $0.51    $1.40       $1.38
 Dividends per share            $0.23      $0.21    $0.69       $0.63

 Return on annualized
  average assets                 1.01%      1.00%    0.89%       0.98%
 Return on annualized
  average equity                11.83%     11.65%   10.33%      10.65%
 Yield on average interest-
  earning assets                 5.78%      6.02%    5.82%       6.29%
 Cost of average interest-
  bearing liabilities            2.50%      2.50%    2.51%       2.59%
 Net interest margin             3.73%      3.99%    3.76%       4.19%


CONSOLIDATED FINANCIAL
 CONDITION DATA:
                                         As of                As of
                                       9/30/2004           12/31/2003
                                       ----------          -----------

 Total assets                           $270,198             $262,512
 Cash and equivalents                     11,706                7,703
 Securities                               59,295               49,162
 Loans                                   183,733              190,482
 Deposits                                230,131              217,110
 Borrowed funds                           15,000               20,700
 Stockholders' equity                     23,401               22,655

 Book value per share                     $18.46               $17.87

 Net loans to deposits                     79.84%               87.74%
 Allowance for loan losses
  to total loans                            0.93%                0.92%
 Earning assets to total assets            92.58%               94.02%
 Stockholders' equity to
  total assets                              8.66%                8.63%
 Shares common stock
  outstanding                          1,267,835            1,267,835


     CONTACT: Emclaire Financial Corp.
              David L. Cox or Shelly L. Rhoades, 724-867-2311